Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Larry Levine

Senior Vice President & General Counsel

(561) 994-5550

Q.E.P. Co., Inc. Announces New CFO

BOCA RATON, FLORIDA—August 12, 2008—On August 8, 2008, Lewis Gould, Chairman of the Board and Chief Executive Officer of Q.E.P. Co., Inc. (Nasdaq: QEPC), announced that effective August 8, 2008, the Company appointed Richard A. Brooke, 60, to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer. Mr. Brooke has served as a Senior Vice President of the Company since January 2006. Mr. Brooke was an independent management consultant providing strategic and financial planning, restructuring and technology solution services from 1989 to 2006. Prior to 1989, Mr. Brooke was the Chief Financial Officer of Sahlen & Associates, Inc., a leading U.S. provider of security services; Chief Financial Officer of Biogen, Inc., a global biotechnology leader; and a Partner with Deloitte Haskins & Sells, a worldwide audit, tax and consulting professional services firm.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P., Roberts, Q-Set and O’Tool, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.